UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2025

INSPIRE VETERINARY PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41792	85-4359258
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

780 Lynnhaven Parkway, Suite 400 Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 734-5464

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	IVP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Inspire Veterinary Partners, Inc. (“Inspire” or the “Company”) has entered into an employment agreement (the “Employment Agreement”) with Kimball Carr, the Company’s current Chief Executive Officer. The Employment Agreement provides for an initial two-year term. Further contract extensions will be managed by revised or new contract agreements.

Pursuant to the Employment Agreement, Mr. Carr’s duties consist of devoting as much time as is necessary to perform the duties and services required under the Employment Agreement and as may be designated by the Company’s board of directors, and devoting his best efforts to the business and affairs of Inspire and promoting the interests of Inspire. Mr. Carr is barred from directly or indirectly engaging in any other business that could reasonably be expected to detract from his ability to apply his best efforts in the performance of his duties to Inspire.

The Employment Agreement provides that Mr. Carr will receive a base salary of $300,000 per annum. The base salary will be reviewed at the end of each fiscal year and any recommended changes will be subject to approval of the compensation committee of the board of directors of the Company.

Mr. Carr is eligible for annual performance bonuses at a rate of 45% (minimum), 50% or 62.5% (maximum) of his annual salary, which bonuses are dependent on certain key performance indications and incentive measurements as outlined in the Employment Agreement.

In addition, the Employment Agreement provides that Mr. Carr is eligible to be awarded, in the compensation committee’s sole discretion, shares of Class A common stock based on the performance of Mr. Carr and the Company for each calendar year. Any such stock award will be equal to 60% - 65% and 65% - 70% of Mr. Carr’s base salary for the 2025 and 2026 calendar years, respectively.

Mr. Carr is entitled to participate in any employee benefit plans offered to the Company’s employees on the same terms and conditions as other employees.

The Employment Agreement contains certain non-disclosure and confidentiality provisions applicable to Mr. Carr for the benefit of the Company. Mr. Carr has also agreed, during the term of his employment and for a two-year period following the termination of his employment not to solicit for employment any employee or any person who was employed by the Company within the prior six months. Mr. Carr is also barred from soliciting any clients or certain former clients of the Company for a period of two years following the termination of his employment with the Company.

Inspire may terminate Mr. Carr’s employment immediately for cause upon:

●	his death;

●	his mental or physical incapacity that prevents him, with or without reasonable accommodation, from performing his essential duties for a period of 60 consecutive days or longer;

●	disloyalty or dishonesty towards the Company;

●	gross or intentional neglect of in the performance of his duties and services or material fail to perform his duties and services;

●	his violation of any law, rule, or regulation (other than minor traffic violations) related to his duties;

●	his material breach of any provision of the Employment Agreement or any written Inspire policy; and

●	any other act or omission which harms or may reasonably be expected to harm the reputation or business interests of the Company.

Mr. Carr may terminate the Employment Agreement immediately for good reason, which is defined as:

●	a material breach of the Employment Agreement by the Company, if such breach is not cured within 10 days after written notice;

●	a material reduction in his salary, duties or responsibilities without his consent, if such breach is not cured within 10 days after written notice;

●	a relocation of his office to a location more than 50 miles from Virginia Beach, if the Company does not allow Mr. Carr to work remotely; and

●	a change in control of the Company, provided that he gives notice of termination based on such change in control within six months.

Mr. Carr may be entitled to severance payments in certain circumstances. The Employment Agreement is governed by the laws of the Commonwealth of Virginia.

The foregoing description of the Employment Agreement in this Item 1.01 of this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 5.02.

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement of Kimball Carr
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2025	INSPIRE VETERINARY PARTNERS, INC.

	By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	President and Chief Executive Officer

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